UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2006 (October 12, 2006)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2006, LoJack Corporation (“LoJack”) entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with SCIN, Inc., a Washington corporation (“SCIN”), and certain other investors. SCIN provides services in the areas of cargo theft prevention, investigation, monitoring, tracking and recovery.

Pursuant to the terms of the Purchase Agreement, LoJack purchased from SCIN 4,545,455 shares of SCIN’s Series A Preferred Stock and 4,545,455 shares of SCIN’s Series A-1 Preferred Stock. In return, LoJack made an aggregate investment in SCIN valued at $6 million and consisting of: (i) $3,000,000 in cash, (ii) a license to use the LoJack trademark pursuant to a license agreement between LoJack and SCIN, (iii) in kind support for joint marketing and sales efforts and (iv) funding of $500,000 for product development initiatives.

In addition to the shares of Series A Preferred Stock and Series A-1 Preferred Stock issued to LoJack by SCIN pursuant to the Purchase Agreement, SCIN issued to LoJack three warrants. These three warrants each provide for the purchase by LoJack of 1,200,000 shares of SCIN’s Class A Common Stock, and have terms of eight years and exercise prices of $1.00 per share, $1.32 per share, and $1.92 per share, respectively.

The Series A Preferred Stock is entitled to cumulative dividends at an annual rate of 5% of the original purchase price, as declared and set aside by SCIN’s board of directors, and a liquidation preference equal to $0.66 per share. The Series A-1 Preferred Stock is also entitled to cumulative dividends at an annual rate of 5% of the original purchase price, as declared and set aside by SCIN’s board of directors, but does not have a liquidation preference. Both series may be converted into shares of SCIN’s Class A Common Stock and, on an as converted basis, represent 40% of the equity of SCIN. Both series have the right to vote on all matters on which the holders of SCIN’s Common Stock have a right to vote, with the number of votes being equal to the number of shares of SCIN’s Common Stock into which the share of Series A Preferred Stock or Series A-1 Preferred Stock could be converted.

In addition to and as part of the terms and conditions of the Purchase Agreement, LoJack also entered into certain related agreements, including: an Amended and Restated Investors’ Rights Agreement, which, among other things, grants LoJack and certain other holders registration rights with respect to the shares of Series A Preferred Stock and Series A-1 Preferred Stock; an Amended and Restated Right of First Refusal Agreement, which, among other things, provides LoJack with a right of first refusal, drag-along rights and a right of participation in sales; a Second Amended and Restated Voting Agreement, pursuant to which, among other things, LoJack has the right to designate two members of SCIN’s board of directors; and a five year License Agreement pursuant to which LoJack has licensed the LoJack trademark to SCIN for use in the United States, subject to performance standards, in connection with software, systems and services to track cargo, locate and recover stolen cargo and deter cargo theft. The License Agreement is renewable so long as performance standards are being met and there is no other default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION
(Registrant)

By: /s/ Michael Umana
Michael Umana
Chief Financial Officer

Date: October 16, 2006